Exhibit 99.1

National Interstate Corporation Announces Another Record Year

•	Gross Premiums Written of $346.0 million for 2007, up 13.3%; fourth quarter up 15.6%.

•	Earnings per Share of $2.25 for 2007, up 21.6%.

•	Return on Equity of 22.6% for the year ended December 31, 2007.

Richfield, Ohio, February 19, 2008 - National Interstate Corporation (Nasdaq: NATL) today reported net income of $11.1 million ($.57 per share diluted) for the 2007 fourth quarter, compared to $11.4 million ($.59 per share diluted) for the 2006 fourth quarter. Net income of $43.6 million ($2.25 per share diluted) for the 2007 full year increased 22.1% compared to $35.7 million ($1.85 per share diluted) for 2006. These results fall within the preliminary earnings range provided by the Company in January 2008. The 2007 fourth quarter net income was slightly below an unusually strong 2006 fourth quarter and as expected. The 2007 full year earnings were another record for the Company reflecting increased revenues and continued strong underwriting and investment results.

For the 2007 fourth quarter, gross premiums written of $71.1 million were 15.6% above the $61.5 million reported for the 2006 fourth quarter. Gross premiums written of $346.0 million for the 2007 full year increased 13.3% compared to $305.5 million for the 2006 full year. The 2007 fourth quarter percentage increase in gross premiums written was consistent with the prior three quarters and 2007 year-to-date gross premiums written for all of the Company’s business components improved over 2006. The table below summarizes gross premiums written by business component:

	Three Months Ended December 31,				Year Ended December 31,
	2007		2006		2007		2006
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$34,851	49.0%	$22,430	36.5%	$167,717	48.5%	$135,283	44.3%
Transportation	18,154	25.5%	21,980	35.7%	90,984	26.3%	89,399	29.3%
Specialty Personal Lines	11,423	16.1%	11,001	17.9%	55,169	15.9%	52,060	17.0%
Hawaii and Alaska	5,292	7.4%	4,731	7.7%	25,126	7.3%	23,267	7.6%
Other	1,416	2.0%	1,369	2.2%	7,010	2.0%	5,495	1.8%

Gross Premiums Written	$71,136	100.0%	$61,511	100.0%	$346,006	100.0%	$305,504	100.0%

The Transportation, Specialty Personal Lines, and Hawaii and Alaska components all experienced single digit percentage growth in 2007 compared to 2006, while the Alternative Risk Transfer Component grew 24.0% for the year. The Other component is comprised primarily of policies assigned from involuntary state plans, over which the Company has no control. “We finished the year as we anticipated relative to top line growth. Our renewal rates for most of our traditional insurance products remain flat due to soft market conditions and our growth is primarily from new products, coverages, and customers in our Alternative Risk Transfer component,” commented Dave Michelson, President and Chief Executive Officer of National Interstate Corporation. In the 2007 fourth quarter compared to 2006, the Alternative Risk Transfer component grew 55.4% reflecting a new program that was introduced during the 2007 fourth quarter and growth in another Alternative Risk Transfer program that was added in 2006. The unusual timing of the renewal of several large policies in the 2006 fourth quarter and continued price competition in the 2007 fourth quarter, resulted in a quarter over quarter decline in the Transportation component.

The GAAP combined ratio of 79.5% for the 2007 fourth quarter was 1.7 percentage points higher than 77.8% for the 2006 fourth quarter while the GAAP combined ratio of 80.9% for the 2007 full year was 1.6 percentage points lower than 82.5% for the 2006 full year. The Company continues to experience favorable loss and loss adjustment expenses and maintain consistent operating expense ratios. The loss and loss adjustment expense ratio for the 2007 fourth quarter was 54.5% compared to 53.6% for the 2006 fourth quarter. In both years, the Company has experienced low loss severity in the fourth quarter compared to other quarters of the year.

The 2007 full year loss and loss adjustment expense ratio of 58.0% was 1.6 percentage points lower than 59.6% experienced for the 2006 full year. The Company had favorable development of prior year reserves of $5.7 million (3.1% of net reserves, 2.2 percentage point loss ratio reduction) for the 2007 full year compared to $7.5 million (4.9% of net reserves, 3.4 percentage point loss ratio reduction ) in 2006. The 2007 fourth quarter underwriting expense ratio was 25.0% compared to 24.2% for the 2006 fourth quarter, and 22.9% for both the 2007 full year and 2006 full year. “Our accident year loss and loss adjustment expense ratios have remained steady for the past several years and we continue to closely manage our expenses,” stated Mr. Michelson.

Net investment income of $5.7 million for the 2007 fourth quarter and $22.1 million for the 2007 full year were 17.3% and 26.0% higher than the corresponding 2006 periods, respectively. The net investment income improvement reflects higher average invested assets due to continued strong cash flows from operations as well as a higher tax equivalent yield of the portfolio. The Company has historically maintained a conservative, diversified, and high quality investment portfolio. Specifically, the Company does not have any direct exposure in its mortgage backed/collateralized mortgage obligations related to the subprime lending sector, 94% of its municipal bond portfolio is rated A- or better giving no effect to credit enhancement, and all of its investments are current with dividend and interest payments. The recent turmoil in investment markets has resulted in market declines in the portfolio, particularly in the credit and real estate related holdings. In the 2007 fourth quarter, the Company recorded a write-down of $0.8 million related to several preferred stock holdings with market values as of December 31, 2007 that were significantly below cost. The Company does not believe it will experience any material true economic losses from these investments.

The continued strong underwriting and investment results in the 2007 fourth quarter were offset by two unusual items, the previously noted $0.8 million investment write-down that reduced earnings per share by $0.03 for the quarter, and a $1.0 million increase in federal income tax expense related to a reallocation of income and expenses between the Company’s legal entities that reduced earnings per share by $0.05 for the quarter.

Mr. Michelson concluded, “Even with these two unusual items, we had an excellent fourth quarter. Our 2007 return on average shareholders’ equity of 22.6% again exceeded our objective of 15% plus the rate of inflation, and our strong fourth quarter gives us momentum heading into 2008.”

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves within our markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. Our products include property and casualty insurance for transportation companies, captive insurance programs for commercial risks that we refer to as our alternative risk transfer component, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG). The Company is headquartered in Richfield, Ohio, which is located in northeastern Ohio between Cleveland and Akron.

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Operating Data:
Gross premiums written	$71,136	$61,511	$346,006	$305,504

Net premiums written	$59,109	$51,965	$272,142	$241,916

Premiums earned	$67,819	$57,956	$257,561	$217,319
Net investment income	5,720	4,876	22,141	17,579
Net realized (losses) gains on investments	(606)	479	(653)	1,193
Other income	753	784	4,137	2,387

Total revenues	73,686	64,095	283,186	238,478
Losses and loss adjustment expenses	36,937	31,065	149,501	129,491
Commissions and other underwriting expense	14,574	12,689	50,922	42,671
Other operating and general expenses	3,150	2,099	12,140	9,472
Expense on amounts withheld (c)	1,067	655	3,708	2,147
Interest expense	390	390	1,550	1,522

Total expenses	56,118	46,898	217,821	185,303
Income before income taxes	17,568	17,197	65,365	53,175
Provision for income taxes	6,436	5,769	21,763	17,475
Net income	$11,132	$11,428	$43,602	$35,700

Per Share Data:
Earnings per common share, basic	$0.58	$0.60	$2.27	$1.87
Earnings per common share, assuming dilution	$0.57	$0.59	$2.25	$1.85
Book value per common share, basic (at year end)	$11.08	$9.07	$11.08	$9.07
Weighted average number of common shares outstanding, basic	19,205	19,158	19,193	19,136
Weighted average number of common shares outstanding, diluted	19,477	19,379	19,348	19,302
Common shares outstanding at year end (a)	19,312	19,159	19,312	19,159
Cash dividend per common share	$0.05	$0.04	$0.20	$0.16

GAAP Ratios:
Losses and loss adjustment expense ratio	54.5%	53.6%	58.0%	59.6%
Underwriting expense ratio	25.0%	24.2%	22.9%	22.9%

Combined ratio	79.5%	77.8%	80.9%	82.5%
Return on equity (b)	—	—	22.6%	22.8%
Average shareholders’ equity	—	—	$193,285	$156,648

	At December 31, 2007	At December 31, 2006

Balance Sheet Data (GAAP):
Cash and investments	$492,916	$406,454
Reinsurance recoverable	98,091	90,070
Total assets	898,634	806,248
Unpaid losses and loss adjustment expenses	302,088	265,966
Long-term debt	15,464	15,464
Total shareholders’ equity	$212,806	$173,763

(a)	Common shares outstanding at quarter and year end include all common shares that have full voting rights, including unvested shares.
(b)	The ratio of net income to the average of shareholders’ equity at the beginning and at the end of the year. Return on equity calculation is completed for year-to-date results only.
(c)	The Company invests funds in the participant loss layer for several of the alternative risk transfer programs. The Company receives investment income and incurs an equal expense on the amounts owed to alternative risk transfer participants. “Expense on amounts withheld” represents investment income that the Company remits back to alternative risk transfer participants. The related investment income is included in the Company’s “Net investment income” line on its Consolidated Statements of Income. Beginning in the 2007 fourth quarter, this expense is presented as a separate income statement line item and no longer included as part of “Other operating and general expenses” or the calculation of the “Underwriting expense ratio.” All prior periods have been reclassified to conform to the current period’s presentation.